Exhibit 99.1

Dorian LPG Ltd. Announces Third  Quarter Fiscal Year 2019 Financial Results

Stamford, CT – February 4, 2019– Dorian LPG Ltd. (NYSE: LPG) (the “Company,” “Dorian LPG,” “we,” and

“our”), a leading owner and operator of modern very large gas carriers (“VLGCs”), today reported its financial results for the three months ended December 31, 2018.

Highlights for the Third Quarter Fiscal Year 2019

▪

Revenues of $55.1 million and Daily Time Charter Equivalent (“TCE”)(1) rate for our fleet of $30,108  for the three months ended December 31, 2018,  compared to revenues of $44.5 million and TCE rate of $22,833 for the three months ended December 31, 2017.

▪

Net loss of $(6.2) million, or $(0.11) earnings/(loss) per basic and diluted share (“EPS”), and adjusted net income(1) of $0.5 million, or $0.01 adjusted diluted earnings/(loss) per share (“adjusted EPS”),(1) for the three months ended December 31, 2018.

▪	Adjusted EBITDA(1) of $27.2 million for the three months ended December 31, 2018.

▪

Entered into a contract for three additional exhaust gas cleaning systems (commonly referred to as “scrubbers”), increasing our total scrubbers under contract to ten,  all of which will use hybrid technology.

(1)

TCE, adjusted net loss, adjusted EPS and adjusted EBITDA are non-U.S. GAAP measures. Refer to the reconciliation of revenues to TCE, net loss to adjusted net loss, EPS to adjusted EPS and net loss to adjusted EBITDA included in this press release.

John C. Hadjipateras, Chairman, President and Chief Executive Officer of the Company,  commented, “The average Baltic rate in the quarter was $42.389 per metric ton compared to $40.115 per metric ton in the July to September quarter. In October, the Baltic peaked at a little over $48 per metric ton. The wild movements in oil prices impacted trade in LPG.  The Baltic has since dropped to nearly $25 per metric ton as a result of a contraction from the record-breaking volumes shipped in the July to September quarter.

Looking ahead, we are optimistic about U.S. export capacity and demand growth in Asia. While the debate rages over IMO 2020, we expect to have twelve of our twenty-two ships fitted with exhaust gas cleaning systems. We believe this will enhance the competitive advantage we have as the owners and operators of the most modern ECO fleet amongst our peers.”

Third Quarter Fiscal Year 2019 Results Summary

Net loss amounted to $(6.2) million, or $(0.11) per share, for the three months ended December 31, 2018, compared to net income of $1.7 million, or $0.03 per share, for the three months ended December 31, 2017.

Adjusted net income amounted to $0.5 million, or $0.01 per share, for the three months ended December 31, 2018, compared to adjusted net loss  of $(2.1) million, or $(0.04) per share, for the three months ended December 31, 2017.  Net loss for the three months ended December 31, 2018 is adjusted to exclude an unrealized loss on derivative instruments of $6.7 million. Please refer to the reconciliation of net loss to adjusted net loss, which appears later in this press release.

The $2.6 million favorable change in adjusted net income/(loss) for the three months ended December 31, 2018, compared to the three months ended December 31, 2017, is primarily attributable to an increase of $10.6 million in revenues,  a favorable change of $1.3 million in realized gain on derivatives, an increase of $0.5 million in interest income, and decreases of $0.3 million in general and administrative expenses and $0.1 million in voyage expenses, partially offset by professional and legal fees related to the BW Proposal (defined below) of $7.8 million, and increases of $1.6 million in interest and finance costs and $1.0 million in vessel operating expenses.

The TCE rate for our fleet was $30,108 for the three months ended December 31, 2018, a 31.9% increase from a TCE rate of $22,833 from the same period in the prior year, primarily driven by increased spot market rates, partially offset by bunker prices.  Please see footnote 6 to the table in “Financial Information” below for information related to how we calculate TCE. Total fleet utilization (including the utilization of our vessels deployed in the Helios Pool) decreased from 95.6% in the quarter ended December 31, 2017 to 90.0% in the quarter ended December 31, 2018.

Vessel operating expenses per day increased to $8,287 in the three months ended December 31, 2018 from $7,804 in the same period in the prior year. Please see “Vessel Operating Expenses” below for more information.

Revenues

Revenues, which represent net pool revenues—related party, time charters, voyage charters and other revenues earned by our vessels, were $55.1 million for the three months ended December 31, 2018, an increase of $10.6 million, or 23.7%, from $44.5 million for the three months ended December 31, 2017. The increase is primarily attributable to an increase in average TCE rates, partially offset by reduced fleet utilization. Average TCE rates increased from $22,833 for the three months ended December 31, 2017 to $30,108 for the three months ended December 31, 2018, primarily as a result of higher spot market rates during the three months ended December 31, 2018 as compared to the three months ended December 31, 2017, partially offset by higher bunker prices. The Baltic Exchange Liquid Petroleum Gas Index, an index published daily by the Baltic Exchange for the spot market rate for the benchmark Ras Tanura-Chiba route (expressed as U.S. dollars per metric ton), averaged $42.389 during the three months ended December 31, 2018 compared to an average of $29.857 for the three months ended December 31, 2017. The average price of heavy fuel oil (expressed as U.S. dollars per metric tonnes) from Singapore and Fujairah increased from $362 during the three months ended December 31, 2017 to $466 during the three months ended December 31, 2018. Our fleet utilization decreased from 95.6% during the three months ended December 31, 2017 to 90.0% during the three months ended December 31, 2018.

Vessel Operating Expenses

Vessel operating expenses were $16.8 million during the three months ended December 31, 2018, or $8,287 per vessel per calendar day, which is calculated by dividing vessel operating expenses by calendar days for the relevant time-period for the vessels that were in our fleet. This was an increase of $1.0 million, or 6.2%, from $15.8 million for the three months ended December 31, 2017. Vessel operating expenses per vessel per calendar day increased by $483 from $7,804 for the three months ended December 31, 2017 to $8,287 for the three months ended December 31, 2018. The increase in vessel operating expenses for the three months ended December 31, 2018, when compared with the three months ended December 31, 2017, was primarily the result of a $1.0 million, or $470 per vessel per calendar day, increase in spares, stores, and repairs and maintenance costs largely due to our regular preventive maintenance programs.

General and Administrative Expenses

General and administrative expenses were $5.2 million for the three months ended December 31, 2018, a decrease of $0.3 million, or 6.9%, from $5.5 million for the three months ended December 31, 2017. The decrease was mainly due to a $0.4 million decrease in professional and legal fees unrelated to the BW Proposal (defined below).

Professional and Legal Fees Related to the BW Proposal

BW LPG Limited and its affiliates (“BW”) made an unsolicited proposal to acquire all of our outstanding common stock and, along with its affiliates, commenced a proxy contest to replace three members of our board of directors with BW nominees. BW’s unsolicited proposal and proxy contest were subsequently withdrawn on October 8, 2018 (the “BW Proposal”). Professional (including investment banking fees) and legal fees related to the BW Proposal were $7.8 million for the three months ended December 31, 2018.

Interest and Finance Costs

Interest and finance costs amounted to $10.0 million for the three months ended December 31, 2018, an increase of $1.3 million, or 15.2%, from $8.7 million for the three months ended December 31, 2017. The increase of $1.3 million during this period was due to an increase of $2.1 million in interest incurred on our long-term debt, primarily resulting from an increase in LIBOR, partially offset by a decrease in average indebtedness and a reduction of $0.8 million in amortization of deferred financing fees and loan expenses. Average indebtedness, excluding deferred financing fees, decreased from $751.3 million for the three months ended December 31, 2017 to $739.9 million for the three months ended December 31, 2018. As of December 31, 2018, the outstanding balance of our long-term debt, net of deferred financing fees of $14.8 million, was $711.3 million.

Unrealized Gain/(Loss) on Derivatives

Unrealized loss on derivatives was approximately $6.7 million for the three months ended December 31, 2018, compared to an unrealized gain of $3.8 million for the three months ended December 31, 2017. The unfavorable $10.5 million change is attributable to changes in the fair value of our interest rate swaps caused by changes in forward LIBOR yield curves and reductions in notional amounts.

Realized Gain/(Loss) on Derivatives

Realized gain on derivatives was approximately $0.9 million for the three months ended December 31, 2018, compared to a realized loss of $0.4 million for the three months ended December 31, 2017. The favorable $1.3 million change is attributable to increases in floating LIBOR resulting in realized gains on interest rate swaps related to the $758 million debt financing facility that we entered into in March 2015 (as amended) with a group of banks and financial institutions.

Fleet

The following table sets forth certain information regarding our fleet as of January 25, 2019.

	Capacity		Sister		ECO		Charter
	(Cbm)	Shipyard	Ships	Year Built	Vessel(1)	Employment	Expiration(2)
VLGCs
Captain Markos NL(3)	82,000	Hyundai	A	2006	—	Time Charter(4)	Q4 2019
Captain John NP(3)	82,000	Hyundai	A	2007	—	Pool(5)	—
Captain Nicholas ML(3)	82,000	Hyundai	A	2008	—	Pool(5)	—
Comet	84,000	Hyundai	B	2014	X	Time Charter(6)	Q3 2019
Corsair(3)	84,000	Hyundai	B	2014	X	Pool(5)	—
Corvette(3)	84,000	Hyundai	B	2015	X	Pool(5)	—
Cougar	84,000	Hyundai	B	2015	X	Pool(5)	—
Concorde(3)	84,000	Hyundai	B	2015	X	Pool(5)	—
Cobra	84,000	Hyundai	B	2015	X	Pool(5)	—
Continental	84,000	Hyundai	B	2015	X	Pool(5)	—
Constitution	84,000	Hyundai	B	2015	X	Pool(5)	—
Commodore	84,000	Hyundai	B	2015	X	Pool(5)	—
Cresques	84,000	Daewoo	C	2015	X	Pool(5)	—
Constellation	84,000	Hyundai	B	2015	X	Pool(5)	—
Cheyenne	84,000	Hyundai	B	2015	X	Pool-TCO(7)	Q1 2019
Clermont	84,000	Hyundai	B	2015	X	Pool(5)	—
Cratis	84,000	Daewoo	C	2015	X	Pool(5)	—
Chaparral	84,000	Hyundai	B	2015	X	Pool(5)	—
Copernicus	84,000	Daewoo	C	2015	X	Pool(5)	—
Commander	84,000	Hyundai	B	2015	X	Time Charter(8)	Q4 2020
Challenger	84,000	Hyundai	B	2015	X	Pool(5)	—
Caravelle	84,000	Hyundai	B	2016	X	Pool(5)	—
Total	1,842,000

(1)	Represents vessels with very low revolutions per minute, long‑stroke, electronically controlled engines, larger propellers, advanced hull design, and low friction paint.
(2)	Represents calendar year quarters.
(3)	Operated pursuant to a bareboat chartering agreement.
(4)	Currently on time charter with an oil major that began in December 2014.
(5)

“Pool” indicates that the vessel is operated in the Helios Pool on a voyage charter with a third party and receives as charter hire a portion of the net revenues of the pool calculated according to a formula based on the vessel’s pro rata performance in the pool.

(6)	Currently on a time charter with an oil major that began in July 2014.
(7)

“Pool-TCO” indicates that the vessel is operated in the Helios Pool on a time charter out to a third party and receives as charter hire a portion of the net revenues of the pool calculated according to a formula based on the vessel’s pro rata performance in the pool.

(8)	Currently on a time charter with a major oil company that began in November 2015.

Market Outlook Update

The biggest market change in the fourth calendar quarter of 2018, was the decline in crude oil prices, with Brent falling from a monthly average of nearly $82/barrel in October, finishing the year below $51 per barrel. As a result, global LPG prices followed the downward trend.

Without the additional LPG cargoes out of Marcus Hook from Mariner East 2, which started operations in January 2019, U.S. exports remained similar to the third calendar quarter of 2018, if not slightly lower. Total LPG exports from the U.S. are estimated at 32.8 million metric tons for the full year, up nearly 10% year-over-year. Middle Eastern volumes were also relatively unchanged quarter on quarter at around 10 million metric tons, with Asia remaining the key outlet.

In terms of direction of trade, one of the major changes we observed in the fourth calendar quarter, was an increase VLGC cargoes from the U.S. Gulf Coast to NW Europe and the Mediterranean compared to the previous quarter, with less volume heading East as a result. Economics for utilizing propane in steam crackers within the European landscape were favorable with the propane-naphtha spread widening from an average of approximately $72 per metric ton in the third calendar quarter 2018 to approximately $86 per metric ton in the fourth calendar quarter of 2018.

After a relatively strong third calendar quarter of 2018, Chinese demand dipped towards the end of the year, albeit still showing an increase of nearly 1 million metric tons for the entire calendar year of 2018 versus 2017. Propane dehydrogenation (“PDH”) margins have remained favorable in 2018 in Asia resulting in good operating rates and continued demand into this sector. PDH demand is expected to grow further in 2019 with increased propane demand from new PDH facilities in China. Other Far Eastern importers showed strong demand in the fourth calendar quarter of 2018, but a mild winter thus far has recently limited import demand.

The Baltic VLGC Index peaked in the fourth calendar quarter, averaging $46 per metric ton on average in October 2018, The Baltic Index subsided in the remainder of the fourth calendar quarter ending December at an average of just over $38 per metric ton. This overall gives an average of around $34.5 per metric ton for 2018, stronger than the sub $28 per metric ton on average in 2017.

The VLGC orderbook stands at around 14% of the current global fleet. An additional 38 VLGCs, equivalent to around 3.1 million cbm of carrying capacity, will be added to the global fleet by calendar year-end 2021. The average age of the global fleet is now approximately nine years old.

The above summary is based on data derived from industry sources, and there can be no assurances that such trends will continue or that anticipated developments in freight rates, export volumes, the VLGC orderbook or other market indicators will materialize.

Seasonality

Liquefied gases are primarily used for industrial and domestic heating, as a chemical and refinery feedstock, as a transportation fuel and in agriculture. The LPG shipping market historically has been stronger in the spring and summer months in anticipation of increased consumption of propane and butane for heating during the winter months. In addition, unpredictable weather patterns in these months tend to disrupt vessel scheduling and the supply of certain commodities. Demand for our vessels therefore may be stronger in the quarters ending June 30 and September 30 and relatively weaker during the quarters ending December 31 and March 31, although 12-month time charter rates tend to smooth these short-term fluctuations and recent LPG shipping market activity has not yielded the expected seasonal results. To the extent any of our time charters expire during the typically weaker fiscal quarters ending December 31 and March 31, it may not be possible to re-charter our vessels at similar rates. As a result, we may have to accept lower rates or experience off-hire time for our vessels, which may adversely impact our business, financial condition and operating results.

Financial Information

The following table presents our selected financial data and other information for the periods presented:

	Three months ended		Nine months ended
(in U.S. dollars, except fleet data)	December 31, 2018	December 31, 2017	December 31, 2018	December 31, 2017
Statement of Operations Data
Revenues	$55,113,295	$44,545,589	$123,565,119	$120,300,082
Expenses			.	.
Voyage expenses	287,221	386,637	822,618	1,901,603
Vessel operating expenses	16,773,634	15,794,381	50,834,364	48,420,108
Depreciation and amortization	16,430,363	16,466,322	49,133,072	49,224,187
General and administrative expenses	5,156,573	5,536,028	18,768,996	19,492,082
Professional and legal fees related to the BW Proposal	7,766,847	—	10,020,436	—
Total expenses	46,414,638	38,183,368	129,579,486	119,037,980
Other income—related parties	614,633	633,883	1,843,782	1,905,836
Operating income/(loss)	9,313,290	6,996,104	(4,170,585)	3,167,938
Other income/(expenses)
Interest and finance costs	(10,000,018)	(8,683,257)	(30,526,971)	(24,763,421)
Interest income	413,546	103,446	1,326,442	147,488
Unrealized gain/(loss) on derivatives	(6,669,266)	3,771,160	(3,910,190)	2,053,129
Realized gain/(loss) on derivatives	881,276	(369,941)	2,494,832	(1,418,724)
Gain on early extinguishment of debt	—	—	—	4,117,364
Other gain/(loss), net	(157,480)	(147,097)	(205,858)	(238,465)
Total other income/(expenses), net	(15,531,942)	(5,325,689)	(30,821,745)	(20,102,629)
Net income/(loss)	$(6,218,652)	$1,670,415	$(34,992,330)	$(16,934,691)
Earnings/(loss) per common share—basic	(0.11)	0.03	(0.64)	(0.31)
Earnings/(loss) per common share—diluted	$(0.11)	$0.03	$(0.64)	$(0.31)
Other Financial Data
Adjusted EBITDA(1)	$27,230,044	$24,696,206	$50,270,795	$56,278,367
Fleet Data
Calendar days(2)	2,024	2,024	6,050	6,050
Available days(3)	2,024	2,023	6,025	6,048
Operating days(4)(7)	1,821	1,934	5,410	5,585
Fleet utilization(5)(7)	90.0%	95.6%	89.8%	92.3%
Average Daily Results
Time charter equivalent rate(6)(7)	$30,108	$22,833	$22,688	$21,199
Daily vessel operating expenses(8)	$8,287	$7,804	$8,402	$8,003

	As of	As of
(in U.S. dollars)	December 31, 2018	March 31, 2018
Balance Sheet Data
Cash and cash equivalents	$34,947,580	$103,505,676
Restricted cash—non-current	35,635,252	25,862,704
Total assets	1,659,567,083	1,736,110,156
Total debt including current portion—net of deferred financing fees of $14.8 million and $16.1 million as of December 31, 2018 and March 31, 2018, respectively.	711,330,757	759,103,152
Total liabilities	732,091,345	776,696,794
Total shareholders’ equity	$927,475,738	$959,413,362

(1)

Adjusted EBITDA is a non-U.S. GAAP financial measure and represents net income/(loss) before interest and finance costs, unrealized (gain)/loss on derivatives, realized loss on derivatives, gain on early extinguishment of debt, stock-based compensation expense, impairment, and depreciation and amortization and is used as a supplemental financial measure by management to assess our financial and operating performance. We believe that adjusted EBITDA assists our management and investors by increasing the comparability of our performance from period to period. This increased comparability is achieved by excluding the potentially disparate effects between periods of derivatives, interest and finance costs, gain on early extinguishment of debt, stock-based compensation expense, impairment, and depreciation and amortization expense, which items are affected by various and possibly changing financing methods, capital structure and historical cost basis and which items may significantly affect net income/(loss) between periods. We believe that including adjusted EBITDA as a financial and operating measure benefits investors in selecting between investing in us and other investment alternatives.

Adjusted EBITDA has certain limitations in use and should not be considered an alternative to net income/(loss), operating income, cash flow from operating activities or any other measure of financial performance presented in accordance with U.S. GAAP. Adjusted EBITDA excludes some, but not all, items that affect net income/(loss). Adjusted EBITDA as presented below may not be computed consistently with similarly titled measures of other companies and, therefore, might not be comparable with other companies.

The following table sets forth a reconciliation of net income/(loss) to Adjusted EBITDA (unaudited) for the periods presented:

	Three months ended		Nine months ended
(in U.S. dollars)	December 31, 2018	December 31, 2017	December 31, 2018	December 31, 2017
Net income/(loss)	$(6,218,652)	$1,670,415	$(34,992,330)	$(16,934,691)
Interest and finance costs	10,000,018	8,683,257	30,526,971	24,763,421
Unrealized gain on derivatives	6,669,266	(3,771,160)	3,910,190	(2,053,129)
Realized (gain)/loss on derivatives	(881,276)	369,941	(2,494,832)	1,418,724
Gain on early extinguishment of debt	—	—	—	(4,117,364)
Stock-based compensation expense	1,230,325	1,277,431	4,187,724	3,977,219
Depreciation and amortization	16,430,363	16,466,322	49,133,072	49,224,187
Adjusted EBITDA	$27,230,044	$24,696,206	$50,270,795	$56,278,367

(2)

We define calendar days as the total number of days in a period during which each vessel in our fleet was owned. Calendar days are an indicator of the size of the fleet over a period and affect both the amount of revenues and the amount of expenses that are recorded during that period.

(3)

We define available days as calendar days less aggregate off hire days associated with scheduled maintenance, which include major repairs, drydockings, vessel upgrades or special or intermediate surveys. We use available days to measure the aggregate number of days in a period that our vessels should be capable of generating revenues.

(4)

We define operating days as available days less the aggregate number of days that our vessels are off‑hire for any reason other than scheduled maintenance. We use operating days to measure the number of days in a period that our operating vessels are on hire (refer to 7 below).

(5)

We calculate fleet utilization by dividing the number of operating days during a period by the number of available days during that period. An increase in non-scheduled off hire days would reduce our operating days, and, therefore, our fleet utilization. We use fleet utilization to measure our ability to efficiently find suitable employment for our vessels.

(6)

Time charter equivalent rate, or TCE rate, is a non-U.S. GAAP measure of the average daily revenue performance of a vessel. TCE rate is a shipping industry performance measure used primarily to compare period‑to‑period changes in a shipping company’s performance despite changes in the mix of charter types (such as time charters, voyage charters) under which the vessels may be employed between the periods. Our method of calculating TCE rate is to divide revenue net of voyage expenses by operating days for the relevant time period, which may not be calculated the same by other companies.

The following table sets forth a reconciliation of revenues to TCE rate (unaudited) for the periods presented:

	Three months ended		Nine months ended
(in U.S. dollars, except operating days)	December 31, 2018	December 31, 2017	December 31, 2018	December 31, 2017
Numerator:
Revenues	$55,113,295	$44,545,589	$123,565,119	$120,300,082
Voyage expenses	(287,221)	(386,637)	(822,618)	(1,901,603)
Time charter equivalent	$54,826,074	$44,158,952	$122,742,501	$118,398,479

Denominator:
Operating days	1,821	1,934	5,410	5,585
TCE rate:
Time charter equivalent rate	$30,108	$22,833	$22,688	$21,199

(7)

We determine operating days for each vessel based on the underlying vessel employment, including our vessels in the Helios Pool (the “Company Methodology”). If we were to calculate operating days for each vessel within the Helios Pool as a variable rate time charter (the “Alternate Methodology”), our operating days and fleet utilization would be increased with a corresponding reduction to our TCE rate. Operating data using both methodologies is as follows:

	Three months ended		Nine months ended
	December 31, 2018	December 31, 2017	December 31, 2018	December 31, 2017
Company Methodology:
Operating Days	1,821	1,934	5,410	5,585
Fleet Utilization	90.0%	95.6%	89.8%	92.3%
Time charter equivalent	$30,108	$22,833	$22,688	$21,199

Alternate Methodology:
Operating Days	2,023	2,023	6,023	6,048
Fleet Utilization	100.0%	100.0%	100.0%	100.0%
Time charter equivalent	$27,101	$21,828	$20,379	$19,576

We believe that the Company Methodology using the underlying vessel employment provides more meaningful insight into market conditions and the performance of our vessels.

(8)	Daily vessel operating expenses are calculated by dividing vessel operating expenses by calendar days for the relevant time period.

In addition to the results of operations presented in accordance with U.S. GAAP, we provide adjusted net loss and adjusted EPS. We believe that adjusted net loss and adjusted EPS are useful to investors in understanding our underlying performance and business trends.  Adjusted net loss and adjusted EPS are not a measurement of financial performance or liquidity under U.S. GAAP; therefore, these non-U.S. GAAP financial measures should not be considered as an alternative or substitute for U.S. GAAP. The following table reconciles net income/(loss) and EPS to adjusted net loss and adjusted EPS, respectively, for the periods presented:

	Three months ended		Nine months ended
(in U.S. dollars, except share data)	December 31, 2018	December 31, 2017	December 31, 2018	December 31, 2017
Net income/(loss)	$(6,218,652)	$1,670,415	$(34,992,330)	$(16,934,691)
Unrealized (gain)/loss on derivatives	6,669,266	(3,771,160)	3,910,190	(2,053,129)
Gain on early extinguishment of debt	—	—	—	(4,117,364)
Adjusted net income/(loss)	$450,614	$(2,100,745)	$(31,082,140)	$(23,105,184)

Earnings/(loss) per common share—diluted	$(0.11)	$0.03	$(0.64)	$(0.31)
Unrealized (gain)/loss on derivatives	0.12	(0.07)	0.07	(0.04)
Gain on early extinguishment of debt	—	—	—	(0.08)
Adjusted earnings/(loss) per common share—diluted	$0.01	$(0.04)	$(0.57)	$(0.43)

Conference Call

A conference call to discuss the results will be held today, February 4, 2019 at 10:00 a.m. EST. The conference call can be accessed live by dialing 1-877-407-9716, or for international callers, 1-201-493-6779, and requesting to be joined into the Dorian LPG call. A replay will be available at 1:00 p.m. EST the same day and can be accessed by dialing 1-844-512-2921, or for international callers, 1-412-317-6671. The pass code for the replay is 13687131. The replay will be available until February 11, 2019, at 11:59 p.m. EST.

A live webcast of the conference call will also be available under the investor relations section at www.dorianlpg.com.

About Dorian LPG Ltd.

Dorian LPG is a liquefied petroleum gas shipping company and a leading owner and operator of modern VLGCs. Dorian LPG’s fleet currently consists of twenty-two modern VLGCs. Dorian LPG has offices in Stamford, Connecticut, USA; London, United Kingdom; Copenhagen, Denmark; and Athens, Greece.

Forward-Looking Statements

This press release contains "forward-looking statements." Statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as "expects," "anticipates," "intends," "plans," "believes,"

"estimates," "projects," "forecasts," "may," "will," "should" and similar expressions are forward-looking statements. These statements are not historical facts but instead represent only the Company's belief regarding future results, many of which, by their nature are inherently uncertain and outside of the Company's control. Actual results may differ, possibly materially, from those anticipated in these forward-looking statements. For more information about risks and uncertainties associated with Dorian LPG’s business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of Dorian LPG’s SEC filings, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q. The Company does not assume any obligation to update the information contained in this press release.

Contact Information

Ted Young; Chief Financial Officer: Tel.: +1 (203) 674-9900 or IR@dorianlpg.com

Source: Dorian LPG Ltd.